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                                                                    EXHIBIT 10.9

                             SITE SERVICES AGREEMENT


The undersigned:


UNIPHASE NETHERLANDS B.V.
with its registered office at Eindhoven, and principal place of business at Professor Holstlaan 4, Eindhoven, duly represented by its director Mr Ian Jenks, hereinafter referred to as UNIPHASE

and


NEDERLANDSE PHILIPS BEDRIJVEN B.V.,
with its registered office and its principal place of business at Boschdijk 525, Eindhoven, legally represented by its director Mr Gerrit Koel, hereinafter referred to as NPB




HAVE AGREED AS FOLLOWS:


ARTICLE 1 SUPPLY OF SERVICES

1.1 NPB shall supply to Uniphase the services listed in Appendices A,B and C hereto. These services shall hereinafter be referred to as "THE SERVICES A, THE SERVICES B AND THE SERVICES C".

        The services A relate to the term of the leases with respect to the buildings WA, WY, WZ, WAD, WAM, all of them located at the Natlab site at Prof. Holstlaan in Eindhoven, entered into between the parties of even date. The services B and C relate to the activities performed in these buildings.

1.2 After entry into force of the lease agreement between Uniphase and NPB with respect to the building WBC/WBD, NPB is obliged to supply the services A, services B and services C to Uniphase for this building comparable to the terms and conditions of this agreement, should Uniphase request it to supply these services.

1.3 In addition to the services listed in the Appendices, Uniphase will be entitled to discharge all its waste water into the sewage system of NPB. The costs of this service will be calculated based on and equal to the levies charged by the competent authorities.

        Uniphase guarantees that it will comply with applicable legislation and the conditions of NPB's waste water permit dated 20 June 1985, of which the applicable provisions are attached to this agreement in Appendix D.


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      Uniphase shall inform NPB of any intention to increase the amount disposed of promptly. NPB guarantees that its own water disposal is in accordance with applicable legislation and the waste water permit 20 June 1985.

      NPB shall inform the water authorities of this agreement and undertakes to request a new waste water permit if required by law or by the water authorities.

ARTICLE 2 DURATION AND TERMINATION

2.1 This agreement enters into effect on the day of transfer of the shares in Uniphase from Philips Business Electronics B.V. to Uniphase Corporation. This agreement is entered into for an indefinite period of time, subject to the following.

        Services A

2.2 With respect to the services A, this agreement shall terminate in any case in the event that both the lease agreements between NPB and Uniphase and to which the services relate terminate, without any notice being required.

        Otherwise, NPB is not entitled to terminate the supply of these services.

        Uniphase can terminate all or any part of the services A at any time after 1 January 1999, subject to a period of notice of six months.

        Services B

2.3 With respect to the services B, this agreement shall terminate in any case in the event that both the lease agreements referred to under services A terminate.

        Uniphase can terminate the services B at any time after 1, January 1999 subject to a six months period of notice.

        If at any time one party wishes earlier termination the other party will negotiate in good faith.

        NPB shall be entitled only to terminate the supply of a service B, in the event of serious default by Uniphase, which default is not cured within forty five (45) days after receipt of written notice thereof from NPB or in the event that NPB no longer supplies the service to the Nat.lab site, subject to a six months notice.

        In the event NPB is in default with the supply of a service and Uniphase has summoned NPB to cure its default within 14 days and thereafter the default has not been cured, Uniphase can terminate the supply of that service with immediate effect.


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        Services C

2.4 These services terminate in the event both the leases terminate. Uniphase can terminate taking account of a six month notice period. NPB can terminate these services, subject to a period of 24 months notice, however with respect to the chemical centrale, NPB can only terminate that service if it is generally withdrawn from the site. If the service with respect to the Ion implanter is terminated, Uniphase has the option to buy the Ion Implanter at current market value. Only in the event that NPB terminates services for IT and communications, NPB will, subject to Uniphase negotiating in good faith with third parties, be responsible for excess costs over and above standing NPB charges for these services to a maximum amount of six months charges for those services terminated.

        With respect to all services C if at any time one party wishes earlier termination the other party will negotiate in good faith.

        NPB shall be entitled only to terminate the supply of a service C, in the event of serious default by Uniphase, which default is not cured within forty five (45) days after receipt of written notice thereof from NPB or in the event that NPB no longer supplies the service to the Nat.lab site, subject to a six months notice.

        In the event NPB is in default with the supply of a service and Uniphase has summoned NPB to cure its default within 14 days and thereafter the default has not been cured, Uniphase can terminate the supply of that service with immediate effect.

ARTICLE 3 PRICE

3.1 Prices are set forth in the annexes to this Agreement and include costs of maintenance. NPB is permitted to adjust prices annually according to costs of living index increases in The Netherlands for NPB originated services; whilst costs for services supplied by third parties can be adjusted to reflect changes in third party tariffs. All prices in the annexes are exclusive of VAT.

3.2 Payment will take place within thirty (30) days after invoice. NPB shall invoice Uniphase monthly;

3.3 In addition to the payment referred to in 2 of this Article and during any period in which NPB shall be providing services to Uniphase hereunder, Uniphase shall pay to NPB an annual administration fee in arrears of NLG 154,000 exclusive of VAT, subject to an annual index based on the consumer price index.

3.4 Upon a termination of any of the services pursuant to this agreement, the price for services payable pursuant to article 3 shall be reduced to reflect the reduced service.



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ARTICLE 4 SUPPLY OF THE SERVICES

4.1 NPB guarantees the continuous supply of the services at the level, which generally is provided to the Nat.lab site. This shall in no event be less than the quality level of the services in the pre-closing period

4.2 In the event of disturbance, breakdown or interruptions in the supply of the services, NPB shall promptly repair or do whatever is necessary to continue the supply of the services in question, without being entitled to charge Uniphase for the costs of repair, or other measures. Uniphase shall inform NPB in writing as soon as possible of any breakdown, disturbance or interruption. NPB is obliged to take corrective action as soon as reasonably can be provided.

4.3 NPB will maintain the equipment, installation or facility used in the process of rendering a service and will repair or replace any faulty equipment at its own expense.

4.4 NPB guarantees that the supply of services takes place in conformity with applicable legislation and contractual obligations. NPB holds Uniphase harmless and indemnifies Uniphase against any claim from third parties, including orders or claims from public authorities with respect to any claims of any nature arising as a result of the supply of services by NPB.

ARTICLE 5 LIABILITY AND DAMAGE

5.1 Parties are liable to each other for losses and damages caused due to negligence or improper use of installations and facilities.

ARTICLE 6 MISCELLANEOUS

6.1 NPB will provide Uniphase access to the Philips/NPB material assessment techniques (SIMS, Auger, TEM, chemical analyses, etc.,) without charging Uniphase separately for this service.

6.2 Uniphase will not be entitled to transfer the rights resulting from this agreement in whole or in part to a third party, unless NPB has given its consent.

6.3 Should any part of this agreement be nullified, this shall not affect the remaining parts of the agreement. Instead of the nullified part, the agreements which are closest to that which the parties would have agreed upon had they known of the nullity or avoidance shall be considered to be agreed.

6.4 As from the commencement date of this agreement, all communications from Uniphase to NPB relating to the fulfilment of this agreement, shall be addressed to:
        for Uniphase                 Mr Wim Nijman
                                     Uniphase Netherlands B.V. Building WY-7
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        for NPB                      NPB Natuurkundig Laboratorium Buildings WB5

6.5 This agreement shall be governed by the laws of the Netherlands. Should any dispute arise with respect to the fulfilment of the obligations resulting from this agreement, these disputes should be brought before the District Court of Utrecht.

6.6 In the event that any dispute among the parties to this agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.




/s/ IAN JENKS                           /s/ GERRIT KOEL
-----------------------------           -----------------------------------
Uniphase Netherlands B.V.               Nederlandse Philips Bedrijven B.V.,